Exhibit 10.1

02/07/2023

PRIVATE AND CONFIDENTIAL
VIA EMAIL

James Barna
Diebold Nixdorf, Inc.

Dear Jim,

We are pleased to offer you the position of Executive Vice President, Chief Financial Officer at Diebold Nixdorf, Incorporated (“Diebold Nixdorf” or the “Company”), reporting to Octavio Marquez, President, and Chief Executive Officer. Your employment will be based out of Hudson, Ohio with an anticipated start date of February 28, 2023.  The grade level for this position is Grade 85. We ask that you confirm your acceptance of this offer and return the signed offer letter within three (3) days.  Your starting base annual salary for this position will be $500,000. You will be paid biweekly in accordance with the Company’s normal payroll practices.

BONUS

Effective 2023, you will be eligible to participate in the Annual Incentive Plan (AIP) with your incentive plan target at 100% of your base annual salary.  Your participation is subject to the terms and conditions of such plan. The plan will be reviewed annually and may be amended at the discretion of Diebold Nixdorf.

LONG-TERM INCENTIVE

Effective 2023, you will also be eligible to participate in the long-term incentive program in the amount of 125% of your base annual salary. The participation is linked to the global long-term incentive plan and subject to the terms and conditions of such plan which is subject to change at the discretion of the board of directors.

CHANGE IN CONTROL BENEFITS

You shall be eligible to participate in the Company’s Change in Control (CIC) program on terms commensurate with similarly situated executives, as determined by the Board in its sole discretion. A copy of the CIC Agreement is attached to this offer letter and shall be executed by you with the execution of this offer letter.

VACATION AND OTHER BENEFITS

Per Company policy, you will continue to receive 4 vacation weeks per calendar year.  During your employment, you and, where applicable, your eligible family members, shall be eligible to participate in all employee benefit programs available to senior executives of the Company or its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans. You will also be eligible for the benefits in the Senior Leadership Severance Plan (SLSP) based upon your grade level, subject to the terms of the SLSP as such may be amended from time to time.

Your employment with Diebold Nixdorf is “at-will” which means that either you or the Company may end your employment with Diebold Nixdorf at any time, with or without a reason.  Further, nothing in this letter or any other verbal or written communication to you creates or constitutes a contract for employment.

We look forward to working with you in your new role!

Best regards,

Octavio Marquez
President and Chief Executive Officer

Please indicate your acceptance to this offer below with your signature:

/s/ James Barna	2/8/2023
James Barna	Date Signed